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Exhibit 99.2

          TURBODYNE ANNOUNCES VOLUNTARY DE-LISTING OF

           STOCK FROM NASDAQ EUROPE (FORMERLY EASDAQ)

Carpinteria, California - April 17, 2001 - Turbodyne Technologies, Inc. (NASDAQ EUROPE: TRBD) announced today that on April 9, 2001 it requested voluntary de-listing of its shares from trading on NASDAQ Europe (formerly EASDAQ). On April 10, 2001, at a meeting of the Market Authority of NASDAQ Europe, the voluntary de-listing was accepted. Disciplinary proceedings against the Company are to be withdrawn. Turbodyne will pay secretarial support costs of EURO 4,000.

Turbodyne continues to trade in the United States on the O.T.C. "Pink Sheets" market, under the symbol TRBD. To keep investors informed, the Company will issue press releases through the Business Wire, Dow, Jones and on our web site, www.turbodyne.com. Securities and Exchange Commission filings will be made quarterly (Form 10-Q) and annually (Form 10-K). The Company will distribute to shareholders Annual Reports and Proxy material so that the shareholders will be informed of company activities and can vote on corporate issues.

"Because of our current capitalization situation," said Mr. Kenneth Fitzpatrick, Company's President and CEO, "which did not meet NASDAQ Europe continuing listing requirements, it seemed prudent to seek voluntary de-listing of our shares. When our situation improves, the Company's Board of Directors will consider filing for a re-listing."

Turbodyne Technologies, Inc., a California based high technology company, specializes in the development of charging technology for internal combustion engines and the development and manufacturing of high-tech assemblies for electrically assisted turbochargers and superchargers. Turbodyne Technologies' headquarters is located in Carpinteria, California, and its European office is located in Frankfurt, Germany.

Contacts:

Kenneth Fitzpatrick - President and CEO at California Headquarters:
(800) 566-1130



This release contains forward-looking statements as defined in Section 21 E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.

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